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              CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

                                       OF

                             MF ACQUISITION, L.L.C.

     It is hereby certified that:

     1. The name of the limited liability company (the "Company") is MF Acquisition, L.L.C.

     2. The certificate of formation of the Company is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article 1:

      The name of the limited liability company (hereunder called the "limited liability company") is Westbury Music fair, LLC.

Executed on January 16, 1998.

                                   /s/ Kraig G. Fox
                                   ---------------------
                                   Kraig G. Fox
                                   Authorized Person